Exhibit 99.1

SAFETY INSURANCE GROUP, INC. ANNOUNCES FOURTH QUARTER AND YEAR ENDED 2023 RESULTS

Boston, Massachusetts, February 27, 2024. Safety Insurance Group, Inc. (NASDAQ:SAFT) (“Safety” or the “Company”) today reported fourth quarter and year ended 2023 results.

George M. Murphy, Chairman of the Board of Directors, President and Chief Executive Officer, commented: “2023 saw Safety Insurance post record top-line growth as Direct Written Premiums increased by 20.4% as a result of a 10.2% increase in overall policy counts and a 10.9% increase in average premium per policy, blended across all lines of business. While Safety achieved positive trends in all major revenue streams, ongoing inflationary impacts contributed to an elevated loss ratio specific to our Private Passenger Automobile book of business. For the year ended December 31, 2023, Safety Insurance posted a 107.7% combined ratio, resulting from these inflationary impacts and several weather events. For the fourth quarter 2023, Safety posted a 106.5% combined ratio resulting from a December 18th wind event that added $12.0M in Loss and Loss Adjustment Expenses as well as the continued elevated Private Passenger Auto loss ratio.”

“As I have previously mentioned, Safety continues to file for rate increases across all major lines and is seeing these rate increases begin to impact earned premiums. Safety remains committed to maintaining underwriting discipline, while leveraging investments in our pricing and risk management areas to ensure rate adequacy.”

Fourth Quarter and Year Ended 2023 Results and Recent Development

Net income for the quarter ended December 31, 2023 was $12.3 million, or $0.83 per diluted share, compared to net income of $24.6 million, or $1.67 per diluted share, for the comparable 2022 period. Net income for the year ended December 31, 2023 was $18.9 million, or $1.28 per diluted share, compared to net income of $46.6 million, or $3.15 per diluted share, for the comparable 2022 period. Non-generally accepted accounting principles (“non-GAAP”) operating income, as defined below, for the quarter ended December 31, 2023 was $0.30 per diluted share, compared to $0.98 per diluted share, for the comparable 2022 period. Non-GAAP operating income for the year ended December 31, 2023 was $0.84 per diluted share, compared to Non-GAAP operating income of $5.05 per diluted share, for the comparable 2022 period.

Safety’s book value per share decreased to $54.37 at December 31, 2023 from $54.88 at December 31, 2022 resulting from net income offset by capital stock activities, specifically share repurchases and dividends paid. During the year ended December 31, 2023, the Company purchased 74,213 shares at a cost of $5.2 million. Safety paid $0.90 per share in dividends to investors during the quarters ended December 31, 2023 and 2022, respectively. Safety paid $3.60 per share in dividends to investors during the year ended December 31, 2023 and 2022, respectively.

On February 15, 2024, our Board of Directors approved a $0.90 per share quarterly cash dividend on our issued and outstanding common stock payable on March 15, 2024 to shareholders of record at the close of business on March 1, 2024.

Direct written premiums for the quarter ended December 31, 2023 increased by $44.7 million, or 22.2%, to $246.1 million from $201.4 million for the comparable 2022 period. Direct written premiums for the year ended December 31, 2023 increased by $167.9 million, or 20.4% to $991.2 million from $823.3 million for the comparable 2022 period. Net written premiums for the quarter ended December 30, 2023 increased by $38.9 million, or 20.7%, to $226.4 million from $187.5 million for the comparable 2022 period. Net written premiums for the year ended December 31, 2023 increased by $151.6 million, or 19.6%, to $925.3 million from $773.7 million for the comparable 2022 period.

The increases in direct written premiums and net written premiums are a result of new business production, improved retention, and rate increases. For the year ended December 31, 2023, the Company achieved exposure count growth across all lines of business, including 14.7%, 5.4% and 11.2% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2022. Additionally, for the year ended December 31, 2023, average written premium per exposure increased 10.8%, 3.8% and 4.5% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2022.

Net earned premiums for the quarter ended December 31, 2023 increased by $32.8 million, or 17.0%, to $226.0 million from $193.2 million for the comparable 2022 period. Net earned premiums for the year ended December 31, 2023 increased by $75.9 million, or 10.0%, to $834.4 million from $758.5 million for the comparable 2022 period.

For the quarter ended December 31, 2023, losses and loss adjustment expenses incurred increased by $40.1 million, or 30.4%, to $172.1 million from $132.0 million for the comparable 2022 period. For the year ended December 31, 2023, losses and loss adjustment expenses incurred increased by $150.3 million, or 30.6%, to $642.3 million from $492.0 million for the comparable 2022 period. The increase in losses is driven by current market conditions, specifically inflation, as well as weather events including multiple flood events, a high wind event that occurred in December, and a severe winter weather event that occurred in February.

Loss, expense, and combined ratios calculated for the quarter ended December 31, 2023, were 76.1%, 30.4%, and 106.5%, respectively, compared to 68.4%, 32.3%, and 100.7%, respectively, for the comparable 2022 period. Loss, expense, and combined ratios calculated for the year ended December 31, 2023 were 77.0%, 30.7%, and 107.7%, respectively, compared to 64.9%, 32.3%, and 97.2%, respectively, for the comparable 2022 period. The decrease in the expense ratio is primarily driven by a decrease in contingent commission expenses.

Total prior year favorable development included in the pre-tax results for the quarter ended December 31, 2023 was $12.4 million compared to $14.1 million for the comparable 2022 period. Total prior year favorable development included pre-tax results for the year ended December 31, 2023 was $47.4 million compared to $57.3 million for the comparable 2022 period, which included the reversal of a $6.5 million accrued reserve for legal defense costs associated with business interruption claims resulting from the COVID-19 pandemic.

Net investment income for the quarter ended December 31, 2023 increased by $1.5 million, or 11.2% to $14.9 million from $13.4 million for the comparable 2022 period. Net investment income for the year ended December 31, 2023 increased by $9.7 million, or 20.7%, to $56.4 million from $46.7 million for the comparable 2022 period. The increase is a result of increases in interest rates on our fixed maturity portfolio compared to the prior year. Net effective annualized yield on the investment portfolio was 4.2% for the quarter ended December 31, 2023 compared to 3.7% for the comparable 2022 period. Net effective annualized yield on the investment portfolio for the year ended December 31, 2023 was 4.0% compared to 3.2% for the comparable 2022 period. Our duration on fixed maturities was 3.6 years at December 31, 2023 compared to 3.8 years at December 31, 2022.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures are useful to explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating income and non-GAAP operating income per diluted share consist of our GAAP net income adjusted by the net realized gains on investments, change in net unrealized gains on equity securities, credit loss benefit (expense) and taxes related thereto. For the quarter ended December 31, 2023, an increase of $9.7 million for the change in unrealized gains on equity securities was recognized within income before income taxes, compared to an increase of $11.9 million recognized in the comparable 2022 period. For the year ended December 31, 2023, an increase of $7.5 million for the change in unrealized gains on equity securities was recognized in income before income taxes, compared to a decrease of $44.4 million recognized in the comparable 2022 period. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company, Safety Northeast Insurance Company, and Safety Northeast Insurance Agency. Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2022 Form 10-K with the SEC on February 28, 2023 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	The possibility of losses due to claims resulting from severe weather;

●	The impact of inflation and supply chain delays on loss severity;
●	The possibility that the Commissioner of Insurance may approve future rule changes that change the operation of the residual market;
●	The possibility that existing insurance-related laws and regulations will become further restrictive in the future;
●	The impact of investment, economic and underwriting market conditions, including interest rates and inflation;
●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others; and
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2022 filed with the SEC on February 28, 2023.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,	December 31,
	2023	2022
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,120,682 and $1,152,779, allowance for expected credit losses of $1,208 and $678)	$1,052,145	$1,050,155
Equity securities, at fair value (cost: $221,809 and $231,444)	238,022	240,155
Other invested assets	133,946	112,850
Total investments	1,424,113	1,403,160
Cash and cash equivalents	38,152	25,300
Accounts receivable, net of allowance for expected credit losses of $1,053 and $1,446	256,687	192,542
Receivable for securities sold	124	877
Accrued investment income	7,261	8,212
Taxes recoverable	623	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	13,129	12,988
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	112,623	93,394
Ceded unearned premiums	32,346	28,453
Deferred policy acquisition costs	91,917	75,582
Deferred income taxes	12,150	21,074
Equity and deposits in pools	35,247	33,648
Operating lease right-of-use-assets	19,756	23,336
Goodwill	17,093	17,093
Intangible assets	7,551	7,856
Other assets	25,232	29,054
Total assets	$2,094,004	$1,972,569

Liabilities
Loss and loss adjustment expense reserves	$603,081	$549,598
Unearned premium reserves	528,150	433,375
Accounts payable and accrued liabilities	64,235	73,875
Payable for securities purchased	1,863	1,359
Payable to reinsurers	15,941	11,444
Taxes payable	—	1,729
Debt	30,000	35,000
Operating lease liabilities	19,756	23,336
Other liabilities	26,711	30,854
Total liabilities	1,289,737	1,160,570

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,949,484 and 17,879,095 shares issued	179	179
Additional paid-in capital	226,380	222,049
Accumulated other comprehensive loss, net of taxes	(53,191)	(80,538)
Retained earnings	781,192	815,309
Treasury stock, at cost: 3,157,577 and 3,083,364 shares	(150,293)	(145,000)
Total shareholders’ equity	804,267	811,999
Total liabilities and shareholders’ equity	$2,094,004	$1,972,569

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net earned premiums	$226,029	$193,153	$834,414	$758,505
Net investment income	14,882	13,388	56,377	46,725
Earnings from partnership investments	394	2,809	5,540	12,484
Net realized gains on investments	216	577	1,327	9,190
Change in net unrealized gains on equity securities	9,650	11,897	7,502	(44,386)
Credit loss benefit (expense)	24	221	(530)	14
Commission income	1,773	566	6,932	566
Finance and other service income	5,428	3,992	19,394	14,461
Total revenue	258,396	226,603	930,956	797,559

Losses and loss adjustment expenses	172,105	132,029	642,302	491,979
Underwriting, operating and related expenses	68,748	62,306	256,580	245,145
Other expense	1,638	330	6,836	330
Interest expense	121	132	818	524
Total expenses	242,612	194,797	906,536	737,978

Income before income taxes	15,784	31,806	24,420	59,581
Income tax expense	3,522	7,176	5,545	13,020
Net income	$12,262	$24,630	$18,875	$46,561

Earnings per weighted average common share:
Basic	$0.83	$1.68	$1.28	$3.17
Diluted	$0.83	$1.67	$1.28	$3.15

Cash dividends paid per common share	$0.90	$0.90	$3.60	$3.60

Number of shares used in computing earnings per share:
Basic	14,645,987	14,604,189	14,663,730	14,607,483
Diluted	14,678,038	14,701,879	14,710,131	14,710,611

Reconciliation of Net Income to Non-GAAP Operating Income

Net income	$12,262	$24,630	$18,875	$46,561
Exclusions from net income:
Net realized gains on investments	(216)	(577)	(1,327)	(9,190)
Change in net unrealized gains on equity securities	(9,650)	(11,897)	(7,502)	44,386
Credit loss (benefit) expense	(24)	(221)	530	(14)
Income tax expense on exclusions from net income	2,077	2,666	1,743	(7,388)
Non-GAAP operating income	$4,449	$14,601	$12,319	$74,355

Net income per diluted share	$0.83	$1.67	$1.28	$3.15
Exclusions from net income:
Net realized gains on investments	(0.01)	(0.04)	(0.09)	(0.62)
Change in net unrealized gains on equity securities	(0.66)	(0.81)	(0.51)	3.02
Credit loss (benefit) expense	-	(0.02)	0.04	-
Income tax expense on exclusions from net income	0.14	0.18	0.12	(0.50)
Non-GAAP operating income per diluted share	$0.30	$0.98	$0.84	$5.05

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Written Premiums
Direct	$246,091	$201,371	$991,224	$823,318
Assumed	7,620	7,667	30,850	28,835
Ceded	(27,356)	(21,507)	(96,779)	(78,418)
Net written premiums	$226,355	$187,531	$925,295	$773,735

Earned Premiums
Direct	$243,513	$205,627	$897,598	$803,289
Assumed	7,345	7,141	29,702	28,976
Ceded	(24,829)	(19,615)	(92,886)	(73,760)
Net earned premiums	$226,029	$193,153	$834,414	$758,505